TOYS“R”US, INC. REPORTS 2016 HOLIDAY SALES RESULTS

WAYNE, NJ (January 17, 2017) - Toys“R”Us, Inc. today reported a same store sales decrease of 2.5% domestically and 4.9% internationally, for a consolidated 3.4% decrease for the nine-week period ended December 31, 2016.
“The 2016 holiday season proved to be an unusual and challenging one for most retailers.  Despite a promising start over the Thanksgiving and Black Friday weekend, we experienced lower than expected sales in the toy category overall and continued softness in our baby business.  The loss of momentum in the toy category triggered intense promotional activity from our competitors, creating a significant competitive challenge,” said Dave Brandon, Chairman and Chief Executive Officer, Toys “R” Us, Inc.  “Despite the fact that our operational execution was significantly improved versus last year, the marketplace environment precluded us from achieving the top-line growth we had planned for both our domestic and international markets.  We are disappointed, but remain firmly committed to take aggressive action as we enter 2017, with a relentless focus on delivering the best experience possible along every step of the customer journey.  We have a number of important initiatives planned, including the relaunch of our webstore, which we expect will have a significant impact on our ability to drive future growth in both our baby and toy businesses.”
Domestic
For the nine-week period ended December 31, 2016, domestic same store sales decreased 2.5%. The decrease was mainly attributable to a decline in the entertainment and baby categories, as well as a 50 basis point impact from the early release this year of the “Big Book” catalog which shifted sales into the period prior to the holiday. Partially offsetting the decrease was a 1.3% increase in the domestic toy categories, which includes core toy, learning and seasonal, and excludes the entertainment category.
International
For the nine-week period ended December 31, 2016, international same store sales decreased 4.9%, driven by the Europe and Asia Pacific markets. The decline was largely due to softness in the entertainment and learning categories.
The nine-week period refers to October 30, 2016 to December 31, 2016, as compared to November 1, 2015 to January 2, 2016 in the prior year.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 880 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 780 international stores and over 245 licensed stores in 37 countries and jurisdictions. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, the company provides shoppers with a broad online selection of distinctive toy and baby products. Toys“R”Us, Inc. is headquartered in Wayne, NJ, and has an annual workforce of approximately 62,000 employees worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Since 1992, the Toys“R”Us Children’s Fund, a public charity affiliated with Toys“R”Us, Inc., has donated more than $125 million in grants to children’s charities. For more information, visit Toysrusinc.com or follow @ToysRUsNews on Twitter.
For more information please contact:
Lenders and Note Investors:
Matthew Finigan, Vice President, Treasurer at 973-617-5808 or Matthew.Finigan@toysrus.com
Media:
Amy von Walter, Executive Vice President, Global Communications & Public Relations at 201-815-9512 or Amy.vonWalter@toysrus.com